Exhibit 99. 1

News Release

Torchmark Corporation    •    2001 Third Avenue South    •    Birmingham, Alabama 35233

Contact: Joyce Lane                                                 NYSE Symbol: TMK

TORCHMARK CORPORATION DECLARES DIVIDEND

AND ELECTS CHAIRMAN OF INSURANCE OPERATIONS

Birmingham, Alabama, February 27, 2003 – The Board of Directors of Torchmark Corporation (NYSE: TMK) has declared a quarterly dividend of $.09 per share on all of the outstanding common stock of the Company held of record as of the close of business of the Company’s transfer agent on April 3, 2003. This dividend will be paid on May 1, 2003.

Torchmark also announced today that Mark S. McAndrew, 49, has been elected Chairman of Insurance Operations of Torchmark Corporation. At the time of his promotion, Mr. McAndrew was Executive Vice President of Torchmark. Elected to the Torchmark Board of Directors in 1998, he is also Chairman and CEO of Torchmark subsidiaries American Income Life Insurance Company, Waco, Texas; Globe Life And Accident Insurance Company, Oklahoma City; and United American Insurance Company, McKinney, Texas. Mr. McAndrew has been with Torchmark since 1980.

Torchmark Corporation is a financial services holding company specializing in life and supplemental health insurance for “middle income” Americans marketed through multiple distribution channels including direct response, and exclusive and independent agencies. Subsidiary Globe Life And Accident is a nationally recognized direct-response provider of life insurance known for its administrative efficiencies. United American has been a nationally recognized provider of Medicare supplement health insurance since 1966. Liberty National Life, one of the oldest traditional life insurers in the Southeast, is the largest life insurer in its home state of Alabama. American Income Life is nationally recognized for providing supplemental life insurance to labor union members.

For additional information contact: Joyce Lane

 Vice President, Investor Relations

 Phone: 972/569-3627

 Fax: 972/569-3696

 jlane@torchmarkcorp.com

 Website: www.torchmarkcorp.com

4